Exhibit 99.1
HYATT REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS
Record Total Fee Revenue Led to the Highest Cash Flow from Operations in Company History
Full Year System-Wide RevPAR Increased 17%
CHICAGO (February 23, 2024) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported fourth quarter and full year 2023 financial results. Highlights include:
•Net income was $26 million in the fourth quarter and $220 million for the full year of 2023, and exceeded the full year outlook for 2023. Adjusted net income was $68 million in the fourth quarter and $276 million for the full year of 2023.
•Diluted EPS was $0.25 in the fourth quarter and $2.05 for the full year of 2023. Adjusted Diluted EPS was $0.64 in the fourth quarter and $2.56 for the full year of 2023.
•Adjusted EBITDA was $241 million in the fourth quarter and $1,029 million for the full year of 2023, and exceeded the full year outlook range for 2023.
◦Adjusted EBITDA does not include Net Deferrals and Net Financed Contracts of $33 million1 in the fourth quarter or Net Deferrals and Net Financed Contracts of $158 million1 for the full year of 2023.
•Comparable system-wide RevPAR increased 9.1% in the fourth quarter and 17.0% for the full year of 2023, compared to the same periods in 2022, and exceeded the full year outlook for 2023.
•Comparable owned and leased hotels RevPAR increased 5.9% in the fourth quarter and 15.5% for the full year of 2023, compared to the same periods in 2022. Comparable owned and leased hotels operating margin was 26.2% in the fourth quarter and 25.4% for the full year of 2023.
•Comparable Net Package RevPAR increased 11.3% in the fourth quarter and 15.3% for the full year of 2023 compared to the same periods in 2022.
•Net Rooms Growth was 5.9% for the full year of 2023, in line with the full year outlook for 2023.
•Pipeline of executed management or franchise contracts was approximately 127,000 rooms.
•Share Repurchases were approximately 890 thousand Class A shares for $95 million in the fourth quarter and approximately 4.1 million Class A shares for $453 million for the full year of 2023.
•Capital Returns to Shareholders were $500 million for the full year of 2023, inclusive of dividends and share repurchases, in line with the full year outlook for 2023.
Mark S. Hoplamazian, President and Chief Executive Officer of Hyatt, said, "The fourth quarter marks the completion of a transformative year and demonstrates the progress towards our strategic vision and earnings evolution. RevPAR growth exceeded the high end of our guidance range and we had industry leading net rooms growth for the seventh consecutive year. This led to a record level of fees and the highest free cash flow in Hyatt's history. We returned $500 million to our shareholders and achieved an asset-light earnings mix of approximately 76% for the full year, a testament to the successful execution of our strategy."
1 Represents the sum of Net Deferrals and Net Financed Contracts. Refer to Apple Leisure Group Segment Statistics on schedule A-18 for additional details.
Refer to the tables beginning with schedule A-11 for a summary of special items impacting Adjusted net income and Adjusted diluted earnings per share in the three months and year ended December 31, 2023 and December 31, 2022.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning with schedule A-9.

Operational Update
A record level of management, franchise, license, and other fees of $256 million were generated in the fourth quarter of 2023 driven by continued strong global demand for travel and net rooms growth.
Comparable system-wide RevPAR increased 9.1% in the fourth quarter and increased 17.0% for the full year of 2023, compared to the same periods in 2022, driven by the rapid recovery in Greater China and strengthening group demand in the United States. Group booking pace for Americas full service managed properties is currently up 8% for full year 2024 compared to 2023.
Comparable Net Package RevPAR for ALG properties increased 9.2% in the fourth quarter and 13.6% for the full year of 2023, compared to the same periods in 2022. The fourth quarter benefited from improved results in Cancun, with Comparable Net Package RevPAR up approximately 10% compared to the same period in 2022. In the first quarter of 2024, booking pace for ALG all-inclusive properties in the Americas is up 11% for the first quarter of 2024.
Segment Results and Highlights

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
Owned and leased hotels	$90	$88	3.0%	$312	$307	1.7%
Americas management and franchising	114	106	7.6%	469	422	11.2%
ASPAC management and franchising (a)	36	20	76.9%	126	54	131.9%
EAME management and franchising (a)	17	15	19.7%	61	47	30.4%
Apple Leisure Group	21	43	(52.8)%	199	231	(14.0)%
Corporate and other	(37)	(40)	6.6%	(139)	(154)	9.9%
Eliminations	—	—	772.6%	1	1	33.1%
Adjusted EBITDA	$241	$232	4.0%	$1,029	$908	13.4%

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
Net Deferrals	$18	$28	(37.2)%	$91	$94	(3.4)%
Net Financed Contracts	$15	$15	1.7%	$67	$63	6.9%
(a) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months and year ended December 31, 2022.
•Owned and leased hotels segment: Results in the fourth quarter were driven by the recovery of group demand and increased rate growth across group and transient customers which contributed to strong RevPAR growth over the fourth quarter of 2022. Comparable owned and leased hotels operating margin expanded 240 basis points compared to the fourth quarter of 2019 and 310 basis points compared to the full year of 2019.
•Americas management and franchising segment: Results in the fourth quarter were driven by improved group and business transient results along with resilient leisure demand. Total fees in the quarter increased 6% compared to the fourth quarter of 2022, with RevPAR in the United States up 3% in the fourth quarter compared to the same period in 2022, driven by strong group rate.
•ASPAC management and franchising segment: Results in the fourth quarter were driven by strength in all customer segments which contributed to RevPAR growth across the sub regions, with Greater China improving 84% compared to the fourth quarter of 2022.
•EAME management and franchising segment: Results in the fourth quarter were driven by resilient leisure demand and strong business transient and group performance, despite the impact of the 2022 World Cup in Qatar. The region benefited from increased airlift from the United States, Middle East, and China.
•Apple Leisure Group segment: Results in the fourth quarter benefited from improved results in Cancun. ALG segment Adjusted EBITDA for the quarter increased 33% when adjusted for the $23 million non-cash benefit in the fourth quarter of 2022, that did not repeat in 2023, and the unfavorable impact of foreign currency exchange rates from the strengthening Mexican Peso.

Openings and Development
In the fourth quarter, 29 new hotels (or 9,648 rooms) joined Hyatt's portfolio, inclusive of six hotels in Greater China that converted to a Hyatt brand through a strategic relationship with an affiliate of Mumian Hotels. Notable openings included the 2,500 room Rio Hotel & Casino in Las Vegas, Nevada, and the 1,100 room Sunscape Coco Punta Cana and 900 room Sunscape Dominicus La Romana in the Dominican Republic. Hotel Toranomon Hills, part of The Unbound Collection by Hyatt, in Japan, and Ronil Goa, a JdV by Hyatt hotel, in India, also opened during the quarter.
For the full year of 2023, 101 new hotels (or 23,965 rooms) joined Hyatt's portfolio, inclusive of 43 hotels (or 13,223 rooms) which converted to a Hyatt brand.
As of December 31, 2023, the Company had a pipeline of executed management or franchise contracts for approximately 650 hotels (approximately 127,000 rooms), inclusive of 17 Hyatt Studios hotels (approximately 2,000 rooms). During the fourth quarter, the first Hyatt Studios hotel broke ground in Mobile, Alabama.
Transactions and Capital Strategy
On February 14, 2024, the Company completed a transaction that resulted in the restructuring of the entity that owns our Unlimited Vacation Club (“UVC”) business by selling 80% of the entity to an investor unaffiliated with Hyatt for $80 million. Hyatt will continue to manage the Unlimited Vacation Club business under a long-term management agreement and license and royalty agreement, ensuring a seamless transition for colleagues, UVC members and hotel owners. As a result of the transaction, the Company will receive management fees and royalty fees in relation to the exclusive arrangement between the Hyatt Inclusive Collection brands and UVC, and the Company will no longer report Net Deferrals and Net Financed Contracts.
On February 9, 2024, the Company sold Hyatt Regency Aruba Resort Spa and Casino for approximately $240 million to an unrelated third party and entered into a long-term management agreement. As part of the transaction, the Company provided approximately $41 million of seller financing.
The Company is providing updates on the progress for five asset sales. The Company has signed definitive purchase and sale agreements for two assets that aggregate to approximately $310 million of expected gross proceeds. Further, the Company is marketing one additional asset for sale and is engaged in off-market discussions for two other assets.
The Company remains committed to successfully executing plans to realize $2.0 billion of gross proceeds from the sale of real estate, net of acquisitions, by the end of 2024 as part of its expanded asset-disposition commitment announced in August 2021. As of February 23, 2024, the Company has realized $961 million of gross proceeds from the net disposition of real estate, inclusive of Hyatt Regency Aruba Resort Spa and Casino.
Balance Sheet and Liquidity
As of December 31, 2023, the Company reported the following:
•Total debt of $3,056 million.
•Pro rata share of unconsolidated hospitality venture debt of $548 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.
•Total liquidity of approximately $2.4 billion with $896 million of cash and cash equivalents and short-term investments, and borrowing availability of $1,496 million under Hyatt's revolving credit facility, net of letters of credit outstanding.
The Company repurchased a total of 889,902 Class A common shares for approximately $95 million in the fourth quarter and repurchased a total of 4,123,828 Class A common shares for approximately $453 million during the full year of 2023. The Company ended the fourth quarter with 44,275,818 Class A and 58,757,123 Class B shares issued and outstanding. During the full year of 2023, the Company returned $500 million to shareholders, inclusive of dividends and share repurchases.
From January 1 through February 15, 2024, the Company repurchased 227,958 Class A common shares for approximately $30 million. As of February 15, 2024, the Company has approximately $1.1 billion remaining under its share repurchase authorization.

Segment Realignment
During the quarter ending March 31, 2024, the Company has realigned its financial reporting segments to align with Hyatt's business strategy, the organizational changes for certain members of Hyatt's leadership team, and the manner in which the Company's President and Chief Executive Officer, who is also its chief operating decision maker, assesses performance of the business and makes decisions regarding allocation of resources. As a result of the realignment, a summary of Hyatt's reportable segments is as follows:
•Management and franchising, which consists of the provision of management, franchising, and hotel services, or the licensing of our intellectual property to, (i) our property portfolio, (ii) our co-branded credit card programs, and (iii) other hospitality-related businesses, including the Unlimited Vacation Club;
•Owned and leased, which consists of our owned and leased hotel portfolio and, for purposes of owned and leased segment Adjusted EBITDA, our pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA based on our ownership percentage of each venture; and
•Distribution, which consists of distribution and destination management services offered through ALG Vacations and the boutique and luxury global travel platform offered through Mr & Mrs Smith.
2024 Outlook
The Company is providing the following outlook for the 2024 fiscal year. Please refer to the table on schedule A-22 which bridges 2023 full year reported actual results to illustrative 2023 results that adjust for the sale of Hyatt Regency Aruba Resort Spa and Casino, the Unlimited Vacation Club transaction, and the reporting of Mr & Mrs Smith commissions and SG&A in the Distribution segment within distribution revenues and distribution expenses, in connection with the segment realignment.

Full Year 2024 vs. 2023
System-Wide RevPAR[1]	3% to 5%
Net Rooms Growth	5.5% to 6%
(in millions)	Full Year 2024
Net Income	Approx. $560
Management, Franchise, License, and Other Fees	$1,100 - $1,130
Adjusted SG&A2, 3	$425 - $435
Adjusted EBITDA[2]	$1,175 - $1,225
Net Deferrals + Net Financed Contracts	N/A - Refer to Transactions and Capital Strategy section of the Earnings Release
Capital Expenditures	Approx. $170
Free Cash Flow[2]	$625 - $675
Capital Returns to Shareholders[4]	$550 - $600

1 RevPAR is based on constant currency whereby previous periods are translated based on the current period exchange rate. RevPAR percentage for 2024 vs. 2023 is based on comparable hotels.
2 Refer to the tables beginning with schedule A-15 for a reconciliation of estimated net income attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA, selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses, and net cash provided by operating activities to Free Cash Flow.
3 Adjusted SG&A outlook excludes integration related expenses.
4 The Company expects to return capital to shareholders through a combination of cash dividends on its common stock and share repurchases.
No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2024 Outlook. The Company's 2024 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Conference Call Information
The Company will hold an investor conference call this morning, February 23, 2024, at 9:00 a.m. CT.
Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investors.hyatt.com. Alternatively, participants may access the live call by dialing: 800-715-9871 (U.S. Toll-Free) or 646-307-1963 (International Toll Number) using conference ID# 2303828 approximately 15 minutes prior to the scheduled start time.
A replay of the call will be available Friday, February 23, 2024 at 12:00 p.m. CT until Thursday, February 29, 2024 at 10:59 p.m. CT by dialing: 800-770-2030 (U.S. Toll-Free) or 647-362-9199 (International Toll Number) using conference ID# 2303828. An archive of the webcast will be available on the Company's website for 90 days.
Investor Contact
Adam Rohman, 312.780.5834, adam.rohman@hyatt.com
Media Contact
Franziska Weber, 312.780.6106, franziska.weber@hyatt.com
Forward-Looking Statements
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, the amount by which the Company intends to reduce its real estate asset base, the expected amount of gross proceeds from the sale of such assets, and the anticipated timeframe for such asset dispositions, the number of properties we expect to open in the future, pace and booking trends, the amount and timing of company share repurchases, RevPAR trends, our 2024 outlook, including our expected System-Wide RevPAR, Net Rooms Growth, Net Income, Management, Franchise, License, and Other Fees, Adjusted SG&A expense, Adjusted EBITDA, Net Deferrals, Net Financed Contracts, Capital Expenditures, Free Cash Flow, and Capital Return to Shareholders, and our anticipated financial performance, prospects or future events and which involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments, as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geopolitical conditions, including political or civil unrest or changes in trade policy; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters, weather and climate-related events, such as earthquakes, tsunamis, tornadoes, hurricanes, droughts, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access the capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute our strategy to expand our management and hotels services and franchising business while at the same time reducing our real estate asset base within targeted timeframes and at expected values; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; declines in the value of our real estate assets; unforeseen terminations of our management and hotels services or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; risks associated with the introduction of new brand concepts, including lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; and violations of regulations or laws related to our franchising business and licensing businesses and our international operations; and other risks discussed in the Company's filings with the SEC, including our annual reports on Form 10-K and quarterly reports on Form 10-Q, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized in accordance with accounting principles generally accepted in the United States of America ("GAAP") in this press release, including: Adjusted Net Income; Adjusted Diluted EPS; Adjusted EBITDA; Adjusted EBITDA Margin; Adjusted SG&A Expenses; and Free Cash Flow. See the schedules to this press release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
Availability of Information on Hyatt's Website and Social Media Channels
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt/); the Hyatt X account (twitter.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt/); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to our guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com. The contents of these websites are not incorporated by reference into this press release or any report or document Hyatt files with the SEC, and any references to the websites are intended to be inactive textual references only.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of December 31, 2023, the Company's portfolio included more than 1,300 hotels and all-inclusive properties in 77 countries across six continents. The Company's offering includes brands in the Timeless Collection, including Park Hyatt®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Hyatt Vacation Club®, Hyatt Place®, Hyatt House®, Hyatt Studios, and UrCove; the Boundless Collection, including Miraval®, Alila®, Andaz®, Thompson Hotels®, Dream® Hotels, Hyatt Centric®, and Caption by Hyatt®; the Independent Collection, including The Unbound Collection by Hyatt®, Destination by Hyatt®, and JdV by Hyatt®; and the Inclusive Collection, including Impression by Secrets, Hyatt Ziva®, Hyatt Zilara®, Zoëtry® Wellness & Spa Resorts, Secrets® Resorts & Spas, Breathless Resorts & Spas®, Dreams® Resorts & Spas, Hyatt Vivid Hotels & Resorts, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Mr & Mrs Smith™, Unlimited Vacation Club®, Amstar DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information
(unaudited)

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Consolidated Statements of Income
(unaudited)

(in millions, except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
REVENUES:
Owned and leased hotels	$355	$324	$1,339	$1,235
Management, franchise, license, and other fees	256	226	985	808
Contra revenue	(13)	(4)	(47)	(31)
Net management, franchise, license, and other fees	243	222	938	777
Distribution and destination management	209	240	1,032	986
Other revenues	62	67	300	273
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	791	735	3,058	2,620
Total revenues	1,660	1,588	6,667	5,891
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	269	241	1,022	916
Distribution and destination management	184	189	848	775
Depreciation and amortization	100	106	397	426
Other direct costs	70	71	336	280
Selling, general, and administrative	181	169	615	464
Costs incurred on behalf of managed and franchised properties	842	751	3,144	2,632
Direct and selling, general, and administrative expenses	1,646	1,527	6,362	5,493
Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	29	14	55	(75)
Equity earnings (losses) from unconsolidated hospitality ventures	(5)	11	(1)	5
Interest expense	(40)	(34)	(145)	(150)
Gains on sales of real estate and other	—	13	18	263
Asset impairments	(17)	(19)	(30)	(38)
Other income (loss), net	28	13	108	(40)
INCOME BEFORE INCOME TAXES	9	59	310	363
BENEFIT (PROVISION) FOR INCOME TAXES	17	235	(90)	92
NET INCOME	26	294	220	455
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$26	$294	$220	$455

EARNINGS PER SHARE - Basic
Net income	$0.26	$2.74	$2.10	$4.17
Net income attributable to Hyatt Hotels Corporation	$0.26	$2.74	$2.10	$4.17
EARNINGS PER SHARE - Diluted
Net income	$0.25	$2.69	$2.05	$4.09
Net income attributable to Hyatt Hotels Corporation	$0.25	$2.69	$2.05	$4.09

Basic share counts	103.2	107.2	104.9	109.1
Diluted share counts	106.1	109.4	107.7	111.3

Hyatt Hotels Corporation
Segment Financial Summary

(in millions)	Three Months Ended December 31,				Year Ended December 31,
	2023	2022	Change (%)	Change Constant $ (%)	2023	2022	Change (%)	Change Constant $ (%)

Owned and leased hotels	$359	$330	8.8%	7.4%	$1,340	$1,242	7.9%	7.0%
Americas management and franchising	131	153	(13.0)%	(13.2)%	626	598	4.8%	4.6%
ASPAC management and franchising (a)	48	32	50.7%	51.5%	170	99	71.1%	75.8%
EAME management and franchising (a)	26	27	(3.1)%	(3.2)%	90	84	7.9%	6.5%
Apple Leisure Group	305	314	(2.9)%	(3.0)%	1,401	1,290	8.6%	8.4%
Corporate and other	34	22	55.6%	55.6%	113	65	74.6%	74.6%
Eliminations (b)	(21)	(21)	(2.0)%	(1.0)%	(84)	(76)	(10.4)%	(9.6)%
Adjusted revenues	$882	$857	3.2%	2.7%	$3,656	$3,302	10.8%	10.4%

Adjusted EBITDA
Owned and leased hotels	$71	$71	1.2%	(0.1)%	$248	$252	(1.6)%	(2.8)%
Pro rata share of unconsolidated hospitality ventures	19	17	10.5%	9.9%	64	55	16.8%	16.6%
Total owned and leased hotels	90	88	3.0%	1.8%	312	307	1.7%	0.6%
Americas management and franchising	114	106	7.6%	7.4%	469	422	11.2%	11.0%
ASPAC management and franchising (a)	36	20	76.9%	77.6%	126	54	131.9%	139.0%
EAME management and franchising (a)	17	15	19.7%	26.1%	61	47	30.4%	31.9%
Apple Leisure Group	21	43	(52.8)%	(52.5)%	199	231	(14.0)%	(14.2)%
Corporate and other	(37)	(40)	6.6%	6.7%	(139)	(154)	9.9%	9.9%
Eliminations	—	—	772.6%	772.6%	1	1	33.1%	33.1%
Adjusted EBITDA	$241	$232	4.0%	3.9%	$1,029	$908	13.4%	13.0%

	Three Months Ended December 31,				Year Ended December 31,
	2023	2022	Change (%)		2023	2022	Change (%)

NET DEFERRAL ACTIVITY
Increase in deferred revenue	$42	$52	(19.5)%		$191	$199	(4.1)%
Increase in deferred costs	(24)	(24)	(1.0)%		(100)	(105)	4.8%
Net Deferrals	$18	$28	(37.2)%		$91	$94	(3.4)%

Increase in Net Financed Contracts	$15	$15	1.7%		$67	$63	6.9%

(a) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months and year ended December 31, 2022.
(b) These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card program at our owned and leased hotels.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Hotels

(in constant $)	Three Months Ended December 31,
	RevPAR		Occupancy		ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022

System-wide hotels (a)	$138.63	9.1%	67.5%	4.0% pts	$205.31	2.5%
Americas management and franchising	$140.67	3.4%	65.9%	0.6% pts	$213.51	2.6%
ASPAC management and franchising (b)	$122.81	37.6%	71.6%	15.1% pts	$171.59	8.6%
EAME management and franchising (b)	$164.47	3.0%	69.1%	1.4% pts	$238.17	0.9%

Owned and leased hotels (c)	$209.86	5.9%	71.3%	0.5% pts	$294.20	5.1%

	Net Package RevPAR		Occupancy		Net Package ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022
Apple Leisure Group (d)	$211.95	9.2%	73.6%	3.0% pts	$287.95	4.7%

	Year Ended December 31,
	RevPAR		Occupancy		ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022

System-wide hotels (a)	$141.18	17.0%	69.0%	7.2% pts	$204.60	4.7%
Americas management and franchising	$147.50	9.0%	69.0%	3.5% pts	$213.83	3.5%
ASPAC management and franchising (b)	$115.89	60.3%	69.5%	18.3% pts	$166.77	18.0%
EAME management and franchising (b)	$160.04	15.6%	67.9%	6.3% pts	$235.55	4.9%

Owned and leased hotels (c)	$200.60	15.5%	71.9%	6.5% pts	$278.99	5.1%

	Net Package RevPAR		Occupancy		Net Package ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022
Apple Leisure Group (d)	$216.12	13.6%	74.9%	3.4% pts	$288.46	8.4%

(a) System-wide hotels figures include managed and franchised and owned and leased hotels and do not include all-inclusive properties.
(b) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months and year ended December 31, 2022.
(c) Owned and leased hotels figures do not include unconsolidated hospitality ventures and do not include all-inclusive leased properties.
(d) Apple Leisure Group figures include ALG resorts and do not include Hyatt Zilara and Hyatt Ziva. Figures are in reported dollars.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable System-wide Managed and Franchised Hotels (a)

(in constant $)	Three Months Ended December 31,
	RevPAR		Occupancy		ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022

Composite Luxury(a)	$202.85	12.1%	68.3%	7.1% pts	$297.17	0.6%
Andaz	$248.57	4.1%	71.4%	3.8% pts	$348.21	(1.4)%
Grand Hyatt	$169.52	15.5%	70.0%	8.5% pts	$242.29	1.6%
Park Hyatt	$304.03	18.6%	68.8%	8.1% pts	$442.06	4.6%
The Unbound Collection by Hyatt	$152.55	(1.3)%	59.8%	4.2% pts	$255.00	(8.3)%

Composite Upper-Upscale (b)	$132.85	9.2%	66.3%	4.1% pts	$200.34	2.5%
Hyatt Centric	$169.01	11.5%	74.8%	5.9% pts	$225.96	2.8%
Hyatt Regency	$126.24	9.2%	65.0%	4.0% pts	$194.18	2.4%
JdV by Hyatt	$140.94	6.2%	65.6%	4.0% pts	$214.87	(0.3)%

Composite Upscale(c)	$102.30	4.2%	68.6%	1.5% pts	$149.18	2.0%
Hyatt House	$114.06	5.0%	70.6%	1.9% pts	$161.45	2.1%
Hyatt Place	$98.59	3.9%	67.9%	1.3% pts	$145.15	1.9%

	Net Package RevPAR		Occupancy		Net Package ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022
Composite all-inclusive (d)(e)	$236.28	11.3%	73.4%	3.6% pts	$321.98	5.8%
ALG resorts (Americas)	$229.99	7.2%	72.8%	2.0% pts	$315.77	4.2%
ALG resorts (EAME) (e)	$126.37	28.9%	77.3%	7.4% pts	$163.53	16.6%

	Year Ended December 31,
	RevPAR		Occupancy		ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022

Composite Luxury(a)	$198.90	21.5%	67.8%	10.6% pts	$293.42	2.5%
Andaz	$239.85	16.4%	71.5%	10.0% pts	$335.49	0.2%
Grand Hyatt	$170.55	27.1%	70.3%	12.5% pts	$242.71	4.6%
Park Hyatt	$275.47	31.5%	65.6%	11.6% pts	$420.11	8.4%
The Unbound Collection by Hyatt	$180.74	3.8%	61.6%	5.9% pts	$293.42	(6.1)%

Composite Upper-Upscale (b)	$135.96	17.7%	67.6%	7.7% pts	$201.12	4.3%
Hyatt Centric	$160.40	20.1%	72.6%	8.6% pts	$220.86	5.9%
Hyatt Regency	$131.88	17.6%	66.8%	7.6% pts	$197.30	4.1%
JdV by Hyatt	$139.56	11.2%	66.3%	5.4% pts	$210.50	2.2%

Composite Upscale(c)	$108.87	9.9%	71.9%	4.0% pts	$151.46	3.8%
Hyatt House	$120.96	8.6%	73.6%	3.0% pts	$164.35	4.1%
Hyatt Place	$105.05	10.4%	71.3%	4.2% pts	$147.27	3.8%

	Net Package RevPAR		Occupancy		Net Package ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022
Composite all-inclusive (d)(e)	$242.04	15.3%	74.9%	3.7% pts	$322.97	9.6%
ALG resorts (Americas)	$239.73	12.3%	73.3%	2.4% pts	$326.97	8.6%
ALG resorts (EAME) (e)	$134.21	23.3%	80.5%	6.9% pts	$166.76	12.8%
(a) Includes Park Hyatt, Miraval, Grand Hyatt, Alila, Andaz, The Unbound Collection by Hyatt, Destination by Hyatt, and Thompson Hotels.
(b) Includes Hyatt Regency, Hyatt, Hyatt Centric, and JdV by Hyatt.
(c) Includes Hyatt Place and Hyatt House.
(d) Includes ALG resorts [Breathless Resort and Spas, Dreams Resort and Spas, Secrets Resort and Spas, Zoetry Wellness and Spa Resorts, Sunscape Resort and Spas, Alua Hotels and Resorts], Hyatt Zilara and Hyatt Ziva. Figures are in reported dollars.
(e) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Fee Summary

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
Base management fees	$93	$96	(1.5)%	$374	$319	17.5%
Incentive management fees	65	64	0.5%	232	192	21.0%
Franchise, license, and other fees	98	66	49.1%	379	297	27.4%
Management, franchise, license, and other fees	$256	$226	13.9%	$985	$808	22.0%

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
Management, franchise, license, and other fees	$256	$226	13.9%	$985	$808	22.0%
Contra revenue from management agreements	(8)	—	NM	(28)	(17)	(68.4)%
Contra revenue from franchise agreements	(5)	(4)	(24.3)%	(19)	(14)	(30.5)%
Net management, franchise, license, and other fees	$243	$222	10.0%	$938	$777	20.8%

Hyatt Hotels Corporation
Properties and Rooms by Geography

	December 31, 2023		December 31, 2022		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
United States Managed	188	70,597	183	70,200	5	397
Other Americas Managed	38	10,884	39	10,913	(1)	(29)
United States Franchised	510	86,151	488	80,445	22	5,706
Other Americas Franchised	36	5,660	33	5,283	3	377
Americas Subtotal	772	173,292	743	166,841	29	6,451

ASPAC (a)
Greater China Managed	101	30,988	95	28,559	6	2,429
Other ASPAC Managed	115	30,195	109	29,368	6	827
Greater China Franchised	52	9,718	31	5,499	21	4,219
Other ASPAC Franchised	11	2,954	8	2,636	3	318
ASPAC Subtotal	279	73,855	243	66,062	36	7,793

EAME (a)
EAME Managed	93	22,305	94	22,402	(1)	(97)
EAME Franchised	67	11,262	62	10,743	5	519
EAME Subtotal	160	33,567	156	33,145	4	422

All-inclusive
Americas All-inclusive	78	28,741	72	25,425	6	3,316
EAME All-inclusive (b)	46	12,686	49	12,635	(3)	51
All-inclusive Subtotal	124	41,427	121	38,060	3	3,367

System-wide hotels total (c)	1,335	322,141	1,263	304,108	72	18,033

Hyatt Vacation Club	22	1,997	22	2,383	—	(386)
Condominium Ownership	—	—	39	1,101	(39)	(1,101)
Residential	39	4,407	39	4,522	—	(115)

Managed Subtotal (d)	636	196,463	623	191,552	13	4,911
Franchised Subtotal (d)	699	125,678	640	112,556	59	13,122

Owned and leased
United States Owned and leased	18	9,278	18	9,303	—	(25)
Other Americas Owned and leased	5	1,555	5	1,555	—	—
EAME Owned and leased	11	2,472	11	2,476	—	(4)
Owned and leased Subtotal (e)	34	13,305	34	13,334	—	(29)

(a) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the year ended December 31, 2022.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(c) Figures do not include vacation and residential units.
(d) Figures include all-inclusive properties.
(e) Figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	December 31, 2023		December 31, 2022		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Brand
Alila	16	1,758	16	1,765	—	(7)
Andaz	29	7,132	25	5,610	4	1,522
Destination by Hyatt	17	5,809	17	3,608	—	2,201
Grand Hyatt	62	32,506	61	32,314	1	192
Miraval	3	383	3	383	—	—
Park Hyatt	45	8,372	46	8,615	(1)	(243)
The Unbound Collection by Hyatt	44	8,295	35	6,671	9	1,624
Thompson Hotels	18	3,770	18	3,767	—	3
Dream Hotels	5	986	—	—	5	986
Hyatt	13	3,354	13	3,354	—	—
Hyatt Centric	58	11,888	55	11,290	3	598
Hyatt Regency	241	98,544	233	96,917	8	1,627
JdV by Hyatt	61	9,517	54	8,402	7	1,115
Caption by Hyatt	1	136	1	136	—	—
Hyatt House	135	19,154	129	18,361	6	793
Hyatt Place	427	62,848	413	60,419	14	2,429
UrCove	35	5,462	22	3,636	13	1,826
Other	1	800	1	800	—	—
Subtotal	1,211	280,714	1,142	266,048	69	14,666

Hyatt Ziva	6	2,672	6	2,672	—	—
Hyatt Zilara	4	1,210	4	1,210	—	—
ALG resorts (a)(b)	114	37,545	111	34,178	3	3,367
Total All-inclusive	124	41,427	121	38,060	3	3,367

Total System-wide properties and rooms (c)	1,335	322,141	1,263	304,108	72	18,033

Hyatt Vacation Club	22		22		—

(a) Includes four non-branded properties managed by ALG.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(c) Figures do not include vacation and residential units. Includes 14 properties that Hyatt currently intends to rebrand to the respective brand at a future date.

Hyatt Hotels Corporation
Impact of Sold Hotels to Owned and Leased Hotels Segment Adjusted EBITDA

(in millions)	Fiscal Year 2023
Adjusted EBITDA	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Owned and leased hotels	$60	$67	$50	$71	$248
Less: Contribution from sold owned and leased hotels (a)	—	—	—	—	—
Owned and leased hotels less contribution from sold hotels (b)	$60	$67	$50	$71	$248

Pro rata share of unconsolidated hospitality ventures	$14	$17	$14	$19	$64
Less: Contribution from sold unconsolidated hospitality ventures (c) (d)	—	—	—	—	—
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (e)	$14	$17	$14	$19	$64

	Fiscal Year 2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Owned and leased hotels	$48	$82	$51	$71	$252
Less: Contribution from sold owned and leased hotels (a)	(22)	(9)	(3)	—	(34)
Owned and leased hotels less contribution from sold hotels (b)	$26	$73	$48	$71	$218

Pro rata share of unconsolidated hospitality ventures	$6	$17	$15	$17	$55
Less: Contribution from sold unconsolidated hospitality ventures (c) (d)	—	(1)	(1)	(1)	(3)
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (e)	$6	$16	$14	$16	$52

(a) Contribution from sold owned and leased hotels represents the Adjusted EBITDA contribution in each period for hotels that have since been sold and entered into long-term management or franchise agreements, and excludes fee income retained upon sale. Hotels that have been sold include Hyatt Regency Indian Wells Resort & Spa (2Q22), Grand Hyatt San Antonio River Walk (2Q22), The Driskill (2Q22), The Confidante Miami Beach (2Q22), Hyatt Regency Mainz (4Q22), and Hyatt Regency Greenwich (4Q22).
(b) Owned and leased hotels less contribution from sold hotels represents the Adjusted EBITDA contribution from all owned and leased hotels that remain in Hyatt's portfolio as of December 31, 2023.
(c) Contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution in each period for unconsolidated hospitality ventures that have since been sold. Unconsolidated hospitality ventures that have been sold include Hyatt Regency Andares Guadalajara (2Q22), Hyatt Regency Jersey City on the Hudson (4Q22), and Hyatt Place Panama City / Downtown (1Q23).
(d) Contribution from sold unconsolidated hospitality ventures includes the pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from one property for which the operating lease was terminated during the three months ended March 31, 2023.
(e) Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from all unconsolidated hospitality ventures that remain in Hyatt's portfolio as of December 31, 2023.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
Net income attributable to Hyatt Hotels Corporation	$26	$294	(90.9)%	$220	$455	(51.5)%
Interest expense	40	34	18.3%	145	150	(3.4)%
(Benefit) provision for income taxes	(17)	(235)	92.4%	90	(92)	197.8%
Depreciation and amortization	100	106	(5.0)%	397	426	(6.7)%
EBITDA	149	199	(25.1)%	852	939	(9.3)%
Contra revenue	13	4	220.6%	47	31	51.2%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(791)	(735)	(7.4)%	(3,058)	(2,620)	(16.7)%
Costs incurred on behalf of managed and franchised properties	842	751	11.9%	3,144	2,632	19.4%
Equity (earnings) losses from unconsolidated hospitality ventures	5	(11)	147.1%	1	(5)	126.6%
Stock-based compensation expense	15	14	4.3%	75	61	22.0%
Gains on sales of real estate and other	—	(13)	102.7%	(18)	(263)	93.5%
Asset impairments	17	19	(7.0)%	30	38	(21.1)%
Other (income) loss, net	(28)	(13)	(114.0)%	(108)	40	(369.1)%
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	19	17	10.5%	64	55	16.8%
Adjusted EBITDA	$241	$232	4.0%	$1,029	$908	13.4%

	Three Months Ended December 31,			Year Ended December 31,
NET DEFERRAL ACTIVITY	2023	2022	Change (%)	2023	2022	Change (%)
Increase in deferred revenue	$42	$52	(19.5)%	$191	$199	(4.1)%
Increase in deferred costs	(24)	(24)	(1.0)%	(100)	(105)	4.8%
Net Deferrals	$18	$28	(37.2)%	$91	$94	(3.4)%

Increase in Net Financed Contracts	$15	$15	1.7%	$67	$63	6.9%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Total Revenues to Adjusted Revenues

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
Total revenues	$1,660	$1,588	4.6%	$6,667	$5,891	13.2%
Add: Contra revenue	13	4	220.6%	47	31	51.2%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(791)	(735)	(7.4)%	(3,058)	(2,620)	(16.7)%
Adjusted revenues	$882	$857	3.2%	$3,656	$3,302	10.8%

Adjusted EBITDA Margin %	27.2%	27.0%	0.2%	28.1%	27.5%	0.6%

Adjusted EBITDA Margin % Change in Constant Currency			0.3%			0.7%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Diluted Earnings per Share and Net Income Attributable to Hyatt Hotels Corporation, to Adjusted Diluted Earnings per Share and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended December 31, 2023 and December 31, 2022

(in millions, except per share amounts)	Location on Consolidated Statements of Income (Loss)	Three Months Ended December 31,
		2023	2022
Net income attributable to Hyatt Hotels Corporation		$26	$294
Diluted earnings per share		$0.25	$2.69
Special items
Fund deficits (a)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	38	10
Asset impairments (b)	Asset impairments	17	19
Contingent consideration liability fair value adjustment (c)	Other income (loss), net	8	—
Restructuring costs (d)	Other income (loss), net	5	13
Utilization of Avendra and other proceeds (e)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	5	3
Transaction costs	Other income (loss), net	3	5
Unconsolidated hospitality ventures (f)	Equity earnings (losses) from unconsolidated hospitality ventures	1	(14)
Gains on sales of real estate and other (g)	Gains on sales of real estate and other	—	(13)
Unrealized gains (h)	Other income (loss), net	(27)	(13)
Other	Other income (loss), net	1	—
Special items - pre-tax		51	10
Income tax provision for special items	Benefit (provision) for income taxes	(9)	(26)
Total special items - after-tax		$42	$(16)
Special items impact per diluted share		$0.39	$(0.14)
Adjusted net income attributable to Hyatt Hotels Corporation		$68	$278
Adjusted diluted earnings per share		$0.64	$2.55
(a) Fund deficits - During the three months ended December 31, 2023 (Q4 2023) and the three months ended December 31, 2022 (Q4 2022), we recognized net deficits, which we intend to recover in future periods, on certain funds due to the timing of revenue and expense recognition.
(b) Asset impairments - During both Q4 2023 and Q4 2022, we recognized $17 million of impairment charges related to brand intangibles as we determined the carrying values of certain assets were in excess of fair values. Additionally, during Q4 2022, we recognized $2 million of impairment charges related to management agreement intangibles, primarily as a result of contract terminations.
(c) Contingent consideration liability fair value adjustment - During Q4 2023, we recognized a $8 million fair value adjustment related to the Dream Hotel Group contingent consideration liability.
(d) Restructuring costs - During Q4 2023, we recognized $5 million of severance expenses related to the 2024 segment realignment. During Q4 2022, we recognized $13 million in restructuring expenses related to an owned hotel, net of $10 million of cash received from the developer.
(e) Utilization of Avendra and other proceeds - During Q4 2023 and Q4 2022, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(f) Unconsolidated hospitality ventures - During Q4 2022, we recognized a $15 million net gain related to the sale of Hyatt Regency Jersey City on the Hudson by an unconsolidated hospitality venture in which we hold an ownership interest.
(g) Gains on sales of real estate and other - During Q4 2022, we recognized a $14 million pre-tax gain related to the sale of Hyatt Regency Greenwich.
(h) Unrealized gains - During Q4 2023 and Q4 2022, we recognized unrealized gains, due to the change in fair value of our marketable securities.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Diluted Earnings per Share and Net Income Attributable to Hyatt Hotels Corporation, to Adjusted Diluted Earnings per Share and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Year Ended December 31, 2023 and December 31, 2022

(in millions, except per share amounts)	Location on Consolidated Statements of Income (Loss)	Year Ended December 31,
		2023	2022
Net income attributable to Hyatt Hotels Corporation		$220	$455
Diluted earnings per share		$2.05	$4.09
Special items
Fund deficits (surpluses) (a)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	43	(6)
Asset impairments (b)	Asset impairments	30	38
Utilization of Avendra and other proceeds (c)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	16	12
Transaction costs (d)	Other income (loss), net	16	6
Contingent consideration liability fair value adjustment (e)	Other income (loss), net	9	—
Restructuring costs (f)	Other income (loss), net	4	39
Unconsolidated hospitality ventures (g)	Equity earnings (losses) from unconsolidated hospitality ventures	1	(18)
Loss on extinguishment of debt (h)	Other income (loss), net	—	9
Gains on sales of real estate and other (i)	Gains on sales of real estate and other	(18)	(263)
Unrealized (gains) losses (j)	Other income (loss), net	(36)	55
Other	Other income (loss), net	2	8
Special items - pre-tax		67	(120)
Income tax (provision) benefit for special items	Benefit (provision) for income taxes	(11)	30
Total special items - after-tax		$56	$(90)
Special items impact per diluted share		$0.51	$(0.81)
Adjusted net income attributable to Hyatt Hotels Corporation		$276	$365
Adjusted diluted earnings per share		$2.56	$3.28
(a) Fund deficits (surpluses) - During the year ended December 31, 2023 (YTD 2023), we recognized net deficits, which we intend to recover in future periods, on certain funds due to the timing of revenue and expense recognition. During the year ended December 31, 2022 (YTD 2022), we recognized net surpluses on certain funds due to the timing of revenue and expense recognition.
(b) Asset impairments - During YTD 2023 and YTD 2022, we recognized $17 million and $21 million, respectively, of impairment charges related to brand intangibles, as we determined the carrying values of certain assets were in excess of fair values, and $12 million and $10 million, respectively, of impairment charges related to management agreement intangibles, primarily as a result of contract terminations. Additionally, during YTD 2022, we recognized a $7 million goodwill impairment charge in connection with the sale of Grand Hyatt San Antonio River Walk.
(c) Utilization of Avendra and other proceeds - During YTD 2023 and YTD 2022, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels.
(d) Transaction costs - During YTD 2023, we recognized $16 million of transaction costs primarily related to the acquisitions of Dream Hotel Group ($7 million) and Mr & Mrs Smith ($5 million), and a transaction associated with our unconsolidated hospitality venture in India ($2 million).
(e) Contingent consideration liability fair value adjustment - During YTD 2023, we recognized a $9 million fair value adjustment related to the Dream Hotel Group contingent consideration liability.
(f) Restructuring costs - During YTD 2023, we recognized $5 million of restructuring expense for severance costs related to the 2024 segment realignment. During YTD 2022, we recognized $39 million of restructuring expenses related to an owned hotel, net of $10 million of cash received from the developer.
(g) Unconsolidated hospitality ventures - During YTD 2022, we recognized a $4 million pre-tax gain related to the sale of our ownership interest in an equity method investment and a $15 million net gain related to the sale of Hyatt Regency Jersey City on the Hudson by an unconsolidated hospitality venture in which we hold an ownership interest.
(h) Loss on extinguishment of debt - During YTD 2022, we recognized an $8 million loss on extinguishment of debt for the bonds that were legally defeased in conjunction with the sale of Grand Hyatt San Antonio River Walk.
(i) Gains on sales of real estate and other - During YTD 2023, we recognized a $19 million pre-tax gain related to the sale of the Destination Residential Management business. During YTD 2022, net gains were $263 million, primarily driven by pre-tax gains related to the sales of Grand Hyatt San Antonio River Walk ($137 million), The Driskill ($51 million), Hyatt Regency Indian Wells Resort & Spa ($40 million), The Confidante Miami Beach ($24 million), and Hyatt Regency Greenwich ($14 million).
(j) Unrealized (gains) losses - During YTD 2023 and YTD 2022, we recognized unrealized gains and losses, respectively, due to the change in fair value of our marketable securities.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
SG&A expenses	$181	$169	7.5%	$615	$464	32.6%
Less: rabbi trust impact	(26)	(13)	(108.8)%	(49)	67	(174.7)%
Less: stock-based compensation expense	(14)	(14)	(1.0)%	(72)	(61)	(16.8)%
Adjusted SG&A expenses	$141	$142	(0.8)%	$494	$470	5.1%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
Americas management and franchising	$18	$19	(4.1)%	$76	$64	18.6%
ASPAC management and franchising (a)	13	13	7.7%	44	45	(1.8)%
EAME management and franchising (a)	8	11	(30.8)%	29	36	(21.0)%
Owned and leased hotels	5	3	27.6%	18	13	36.9%
Apple Leisure Group	39	48	(17.5)%	137	138	(0.3)%
Corporate and other	58	48	20.3%	190	174	9.2%
Adjusted SG&A expenses	$141	$142	(0.8)%	$494	$470	5.1%

(a) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months and year ended December 31, 2022.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net cash provided by operating activities to Free Cash Flow

(in millions)	Year Ended December 31,
2023
Net cash provided by operating activities	$800
Capital expenditures	(198)
Free cash flow	$602

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Outlook: Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2024 Outlook. The Company's 2024 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

(in millions)	Year Ended December 31, 2024 Outlook Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$525	$590
Interest expense	153	153
Provision for income taxes	190	220
Depreciation and amortization	353	353
EBITDA	$1,221	$1,316
Contra revenue	52	52
Costs incurred on behalf of managed and franchised properties, net of revenues for the reimbursement of costs	95	75
Equity (earnings) losses from unconsolidated hospitality ventures	20	20
Stock-based compensation expense	72	72
Gains on sales of real estate and other	(295)	(315)
Asset impairments	15	15
Other (income) loss, net	(70)	(85)
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	65	75
Adjusted EBITDA	$1,175	$1,225

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Outlook: SG&A Expenses to Adjusted SG&A Expenses; and Net cash provided by operating activities to Free Cash Flow
No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.
Results of operations as presented on the consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ended December 31, 2024 Outlook Range
	Low Case	High Case
SG&A expenses	$494	$504
Less: rabbi trust impact (a)	—	—
Less: stock-based compensation expense	(69)	(69)
Adjusted SG&A expenses (b)	$425	$435

(a) Impact of rabbi trust is not forecasted for the year ended December 31, 2024 as performance of underlying invested assets is not estimable.
(b) Adjusted SG&A expenses outlook excludes integration related expenses.

(in millions)	Year Ended December 31, 2024 Outlook Range
	Low Case	High Case
Net cash provided by operating activities	$795	$845
Capital expenditures	(170)	(170)
Free Cash Flow	$625	$675

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
REVENUES
Comparable owned and leased hotels	$344	$318	7.9%	$1,303	$1,114	16.9%
Non-comparable owned and leased hotels	11	6	73.6%	36	121	(70.2)%
Owned and leased hotels revenues	$355	$324	9.2%	$1,339	$1,235	8.4%

EXPENSES
Comparable owned and leased hotels	$254	$230	10.3%	$971	$831	16.9%
Non-comparable owned and leased hotels	12	10	31.4%	45	93	(50.8)%
Rabbi trust impact	3	1	97.9%	6	(8)	160.9%
Owned and leased hotels expenses	$269	$241	11.6%	$1,022	$916	11.6%

Owned and leased hotels operating margin percentage	24.2%	25.4%	(1.2)%	23.7%	25.9%	(2.2)%

Comparable owned and leased hotels operating margin percentage	26.2%	27.8%	(1.6)%	25.4%	25.4%	—%

Hyatt Hotels Corporation
Apple Leisure Group Segment Statistics

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)

ALG Adjusted revenues
Owned and leased hotels revenues	$2	$1	29.4%	$28	$21	31.7%
Management, franchise, license, and other fees	39	40	(3.4)%	152	146	4.0%
Other revenues	55	33	63.5%	189	137	37.7%
Distribution and destination management revenues	209	240	(12.4)%	1,032	986	4.7%
ALG Adjusted revenues	$305	$314	(2.9)%	$1,401	$1,290	8.6%

Owned and leased hotels expenses	$4	$4	5.0%	$27	$23	18.6%
Other direct costs	$58	$30	87.2%	$193	$123	56.2%
Distribution and destination management expenses	$184	$189	(2.6)%	$848	$775	9.4%
Adjusted SG&A	$39	$48	(17.5)%	$137	$138	(0.3)%

ALG Adjusted EBITDA	$21	$43	(52.8)%	$199	$231	(14.0)%

NET DEFERRAL ACTIVITY
Increase in deferred revenue	$42	$52	(19.5)%	$191	$199	(4.1)%
Increase in deferred costs	(24)	(24)	(1.0)%	(100)	(105)	4.8%
Net Deferrals	$18	$28	(37.2)%	$91	$94	(3.4)%

Increase in Net Financed Contracts	$15	$15	1.7%	$67	$63	6.9%

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)

OPERATIONAL METRICS
ALG Net Package RevPAR (a)	$211.95	$194.18	9.2%	$216.12	$190.28	13.6%
ALG Net Package RevPAR (Americas) (a)	$229.99	$214.61	7.2%	$239.73	$213.49	12.3%
ALG Net Package RevPAR (EAME) (a)(b)	$126.37	$98.05	28.9%	$134.21	$108.84	23.3%

Unlimited Vacation Club Signed Contracts	8,521	8,267	3.1%	35,743	33,779	5.8%
Departures	537,829	563,067	(4.5)%	2,581,976	2,568,150	0.5%
(a) Metrics represent comparable properties. Figures are in reported dollars.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
Net Deferrals represent cash received in the period for both membership down payments and monthly installment payments on financed contracts, less cash paid for costs incurred to sell new contracts, net of revenues and expenses recognized on our consolidated statements of income (loss) during the period.
Net Financed Contracts represent contractual future cash flows due to the Company over an average term of less than 4 years, less expenses that will be incurred to fulfill the contract, net of monthly cash installment payments received during the period. At December 31, 2023, the Net Financed Contract balance not recorded on our consolidated balance sheet was $253 million.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Reconciliation of Net Income (Loss) Attributable to ALG Segment to Segment EBITDA and Segment EBITDA to Segment Adjusted EBITDA; Reconciliation of ALG Segment Total Revenues to Segment Adjusted Revenues; and ALG Segment SG&A Expenses to Segment Adjusted SG&A Expenses

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
Net loss attributable to ALG Segment	$(4)	$(51)	92.4%	$(19)	$(53)	64.7%
Interest expense	1	—	NM	1	—	NM
(Benefit) provision for income taxes (a)	(42)	9	(568.5)%	—	23	(104.0)%
Depreciation and amortization	40	50	(20.3)%	159	192	(17.2)%
ALG Segment EBITDA	(5)	8	(169.3)%	141	162	(13.2)%
Contra revenue	2	—	452.2%	5	1	379.7%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(46)	(32)	(43.3)%	(140)	(114)	(22.9)%
Costs incurred on behalf of managed and franchised properties	49	34	46.3%	142	116	22.7%
Stock-based compensation expense	2	2	(33.8)%	9	9	0.3%
Asset impairments	11	17	(35.3)%	22	27	(21.1)%
Other (income) loss, net	8	14	(43.0)%	20	30	(31.0)%
ALG Segment Adjusted EBITDA	$21	$43	(52.8)%	$199	$231	(14.0)%
(a) Provision for income taxes recognized on the ALG segment is not inclusive of all tax impacts related to the ALG segment as a portion is recorded at the consolidated level.

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
NET DEFERRAL ACTIVITY
Increase in deferred revenue	$42	$52	(19.5)%	$191	$199	(4.1)%
Increase in deferred costs	(24)	(24)	(1.0)%	(100)	(105)	4.8%
Net Deferrals	$18	$28	(37.2)%	$91	$94	(3.4)%

Increase in Net Financed Contracts	$15	$15	1.7%	$67	$63	6.9%

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
ALG Segment Total revenues	$349	$346	0.8%	$1,536	$1,403	9.5%
Add: Contra revenue	2	—	452.2%	5	1	379.7%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(46)	(32)	(43.3)%	(140)	(114)	(22.9)%
ALG Segment Adjusted revenues	$305	$314	(2.9)%	$1,401	$1,290	8.6%

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
ALG Segment SG&A expenses	$40	$50	(19.0)%	$143	$147	(2.4)%
Less: stock-based compensation expense	(1)	(2)	55.5%	(6)	(9)	33.8%
ALG Segment Adjusted SG&A expenses	$39	$48	(17.5)%	$137	$138	(0.3)%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Unlimited Vacation Club Net Deferrals

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Change (%)	2023	2022	Change (%)
Sales of membership club contracts deferrals	$98	$91	8.3%	$397	$358	11.1%
Membership club revenue recognized	(56)	(39)	(45.4)%	(206)	(159)	(30.2)%
Increase in deferred revenue from membership club contract sales	42	52	(19.5)%	191	199	(4.1)%
Costs of membership club contracts deferrals	(36)	(28)	(30.3)%	(138)	(116)	(19.1)%
Membership club costs recognized	12	4	206.5%	38	11	244.3%
Increase in deferred costs from membership club contract costs	(24)	(24)	(1.0)%	(100)	(105)	4.8%
Net Deferrals	$18	$28	(37.2)%	$91	$94	(3.4)%

Increase in Net Financed Contracts	$15	$15	1.7%	$67	$63	6.9%

Hyatt Hotels Corporation
Pipeline Approximate Mix
(Pipeline: approximately 650 Hotels or approximately 127,000 Rooms)

	December 31, 2023
	Approx. Hotels	Approx. Rooms
Segment
Americas	205	31,000
ASPAC	350	72,000
EAME	75	16,000
ALG resorts	20	8,000
Total	650	127,000

Geography
Greater China	235	50,000
United States	145	21,000
India	50	8,000
Mexico	25	7,000
Vietnam	30	5,000
Other	165	36,000
Total	650	127,000

Chain Scale (a)
Luxury[1]	155	38,000
Upper Upscale[2]	170	39,000
Upscale[3]	235	38,000
Upper Midscale[4]	90	12,000
Total	650	127,000

Contract Type
Managed	355	81,000
Franchised	295	46,000
Total	650	127,000

(a) Chain Scale classification is consistent with Smith Travel Research.
1 Luxury includes Grand Hyatt, The Unbound Collection by Hyatt, Alila, Andaz, Park Hyatt, Dreams Resorts & Spas, Thompson Hotels, Destination by Hyatt, Secrets Resorts & Spas, Miraval, Breathless Resorts & Spas, Zoetry Wellness & Spa Resorts, and Hyatt Zilara.
2 Upper Upscale includes Hyatt Regency, Hyatt Centric, JdV by Hyatt, Dream Hotels, and Hyatt Vivid Hotels & Resorts.
3 Upscale includes Hyatt Place, Hyatt House, Caption by Hyatt, and Alua Hotels & Resorts.
4 Upper Midscale includes Hyatt Studios and UrCove.

Hyatt Hotels Corporation
Non-GAAP Financial Measures: As Reported Financial Measures to Financial Measures As Adjusted for the Impact of Certain Transactions
As adjusted results for the year ended December 31, 2023 are provided solely for informational and illustrative purposes. No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2024 Outlook. The Company's 2024 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

(in millions)	Year Ended December 31, 2023				Full Year 2024 Outlook
	As Reported	Impact of Transactions		As Adjusted	Midpoint
Net income attributable to Hyatt Hotels Corporation	$220	$117	(a)(b)(c)	$337	$560
Management, franchise, license, and other fees	$985	$43	(b)(c)(d)	$1,028	$1,115
Adjusted SG&A expenses	$494	$(57)	(c)(d)	$437	$430
Adjusted EBITDA	$1,029	$77	(b)(c)	$1,106	$1,200
Net Deferrals	$91	$(81)	(c)	NM	$—
Net Financed Contracts	$67	$(62)	(c)	NM	$—

(a) In addition to the impacts to Adjusted EBITDA described in (b) and (c) below, the impact of transactions to net income also includes a $55 million reduction in depreciation and amortization expenses and $5 million net reduction to the provision for income taxes that would have not been recognized during the year ended December 31, 2023. Assumes the Company recognizes $20 million of equity losses from unconsolidated hospitality ventures.
(b) Assumes the sale of Hyatt Regency Aruba Resort Spa and Casino, which closed in February 2024, occurred on February 1, 2023 and reflects a $32 million reduction in Adjusted EBITDA that would have not been recognized during the year ended December 31, 2023. Assumes $4 million of management fee revenues would have been earned and a corresponding increase in Adjusted EBITDA would have been recognized during the year ended December 31, 2023 for the period following the sale.
(c) Assumes the sale of 80% of the Unlimited Vacation Club business, which closed in February 2024, occurred on February 1, 2023 and reflects a $46 million reduction of Adjusted SG&A expenses, $51 million increase in Adjusted EBITDA, $81 million reduction of Net Deferrals, and $62 million reduction of Net Financed Contracts that would have not been recognized during the year ended December 31, 2023. Assumes $54 million of management and royalty fee revenues would have been earned and a corresponding increase in Adjusted EBITDA would have been recognized during the year ended December 31, 2023 for the period following the sale. As a result of the sale, the Company will no longer report Net Deferrals and Net Financed Contracts.
(d) Removes $15 million and $11 million of commission fee revenues and Adjusted SG&A expenses, respectively, related to Mr & Mrs Smith recognized during the year ended December 31, 2023. In conjunction with the segment realignment announced in the first quarter of 2024, the Company will report the results of Mr & Mrs Smith in distribution revenues and distribution expenses within the Distribution segment.

Hyatt Hotels Corporation
Non-GAAP Financial Measures: As Reported Financial Measures to Financial Measures As Adjusted for the Impact of Certain Transactions
As adjusted results for the year ended December 31, 2023 are provided solely for informational and illustrative purposes. No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2024 Outlook. The Company's 2024 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

(in millions)	Year Ended December 31, 2023
	As Reported	Impact of Transactions		As Adjusted
Net income attributable to Hyatt Hotels Corporation	$220	$117	(a)(b)	$337
Interest expense	145	—		145
Provision for income taxes	90	(5)	(d)	85
Depreciation and amortization	397	(55)	(c)	342
EBITDA	852	57		909
Contra revenue	47	—		47
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(3,058)	—	(c)	(3,058)
Costs incurred on behalf of managed and franchised properties	3,144	—	(c)	3,144
Equity (earnings) losses from unconsolidated hospitality ventures	1	20	(d)	21
Stock-based compensation expense	75	—		75
Gains on sales of real estate and other	(18)	—	(c)(d)	(18)
Asset impairments	30	—	(c)	30
Other (income) loss, net	(108)	—		(108)
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	64	—		64
Adjusted EBITDA	$1,029	$77	(a)(b)	$1,106

Management, franchise, license, and other fees	$985	$43	(a)(b)(e)	$1,028

SG&A expenses	$615	$(57)		$558
Less: rabbi trust impact	(49)	—		(49)
Less: stock-based compensation expense	(72)	—		(72)
Adjusted SG&A expenses	$494	$(57)	(b)(e)	$437

NET DEFERRAL ACTIVITY
Increase in deferred revenue	$191	$(172)		NM
Increase in deferred costs	(100)	91		NM
Net Deferrals	$91	$(81)	(b)	NM

Increase in Net Financed Contracts	$67	$(62)	(b)	NM
(a) Assumes the sale of Hyatt Regency Aruba Resort Spa and Casino, which closed in February 2024, occurred on February 1, 2023 and reflects a $32 million reduction in Adjusted EBITDA that would have not been recognized during the year ended December 31, 2023. Assumes $4 million of management fee revenues would have been earned and a corresponding increase in Adjusted EBITDA would have been recognized during the year ended December 31, 2023 for the period following the sale.
(b) Assumes the sale of 80% of the Unlimited Vacation Club business, which closed in February 2024, occurred on February 1, 2023 and reflects a $46 million reduction of Adjusted SG&A expenses, $51 million increase in Adjusted EBITDA, $81 million reduction of Net Deferrals, and $62 million reduction of Net Financed Contracts that would have not been recognized during the year ended December 31, 2023. Assumes $54 million of management and royalty fee revenues would have been earned and a corresponding increase in Adjusted EBITDA would have been recognized during the year ended December 31, 2023 for the period following the sale. As a result of the sale, the Company will no longer report Net Deferrals and Net Financed Contracts.
(c) Adjusts for impacts to net income related to the sale of Hyatt Regency Aruba Resort Spa and Casino including a $8 million reduction in depreciation and amortization expenses that would have not been recognized during the year ended December 31, 2023. Excludes the estimated gain on sale and related asset impairment to be recognized in conjunction with the transaction as well as revenues for the reimbursement of costs incurred on behalf of managed and franchised properties and costs incurred on behalf of managed and franchised properties for the period following the sale as the net impact is immaterial.
(d) Adjusts for impacts to net income related to the sale of 80% of Unlimited Vacation Club business including a $47 million reduction in depreciation and amortization expenses and $5 million net reduction to the provision for income taxes that would have not been recognized during the year ended December 31, 2023 and $20 million of equity losses expected to be recognized related to our 20% share of the unconsolidated hospitality ventures' net losses. Excludes the estimated gain on sale related to the transaction.
(e) Removes $15 million and $11 million of commission fee revenues and Adjusted SG&A expenses, respectively, related to Mr & Mrs Smith recognized during the year ended December 31, 2023. In conjunction with the segment realignment announced in the first quarter of 2024, the Company will report the results of Mr & Mrs Smith in distribution revenues and distribution expenses within the Distribution segment.

Hyatt Hotels Corporation
Definitions
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as we define them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA based on our ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•interest expense;
•benefit (provision) for income taxes;
•depreciation and amortization;
•amortization of management and hotel services agreement and franchise agreement assets and performance cure payments, which constitute payments to customers (Contra revenue);
•revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;
•costs incurred on behalf of managed and franchised properties that we intend to recover over the long term;
•equity earnings (losses) from unconsolidated hospitality ventures;
•stock-based compensation expense;
•gains (losses) on sales of real estate and other;
•asset impairments; and
•other income (loss), net.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our President and Chief Executive Officer, who is our chief operating decision maker ("CODM"), also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with results from other companies within our industry.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry including interest expense and benefit (provision) for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; Contra revenue which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense which varies among companies as a result of different compensation plans companies have adopted. We exclude revenues for the reimbursement of costs and costs incurred on behalf of managed and franchised properties which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes costs incurred on behalf of our managed and franchised properties related to system-wide services and programs that we do not intend to recover from hotel owners. Finally, we exclude other items that are not core to our operations, such as asset impairments and unrealized and realized gains and losses on marketable securities.
Adjusted EBITDA and EBITDA are not substitutes for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.
Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties (Adjusted revenues). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Losses) per Share (EPS)
Adjusted net income (loss) and Adjusted Diluted EPS, as we define them, are non-GAAP measures. We define Adjusted net income (loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We define Adjusted Diluted EPS as Adjusted net income (loss) per diluted share. We consider Adjusted net income (loss) and Adjusted Diluted EPS to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.
Adjusted net income (loss) and Adjusted Diluted EPS are not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), diluted earnings (losses) per share, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income (loss) and Adjusted Diluted EPS. Although we believe that Adjusted net income (loss) and Adjusted Diluted EPS can make an evaluation of our operating performance more consistent because they remove special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income (loss) and Adjusted Diluted EPS differently than we do. As a result, it may be difficult to use Adjusted net income (loss) or Adjusted Diluted EPS or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income (loss) and Adjusted Diluted EPS should not be considered as measures of the income (loss) and earnings (losses) per share generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income (loss) and Adjusted Diluted EPS supplementally.
Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Asset-Light Earnings Mix
Asset-Light Earnings Mix is calculated as Adjusted EBITDA from the Americas Management and Franchising Segment, ASPAC Management and Franchising Segment, EAME Management and Franchising Segment, and Apple Leisure Group Segment plus Net Deferrals and Net Financed Contracts divided by Adjusted EBITDA, excluding Corporate & Other and Eliminations, plus Net Deferrals and Net Financed Contracts. Our management uses this calculation to assess the composition of the Company's earnings.
Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.
Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage, franchise, or provide services to, including owned and leased properties, that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared. Comparable system-wide hotels also excludes properties for which comparable results are not available. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas hotels, including our wellness resorts, or our all-inclusive resorts, for those properties that we manage, franchise, or provide services to within the Americas management and franchising segment, comparable system-wide ASPAC hotels for those properties we manage, franchise, or provide services to within the ASPAC management and franchising segment, or comparable system-wide EAME hotels for those properties that we manage, franchise, or provide services to within the EAME management and franchising segment, or comparable system-wide ALG all-inclusive resorts for those properties that we manage or provide services to within the Apple Leisure Group segment. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.
Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our consolidated statements of income (loss). Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our consolidated statements of income (loss). We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Constant Dollar Currency
We report the results of our operations both on an as-reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period's exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.
Free Cash Flow
Free cash flow represents net cash provided by operating activities less capital expenditures. We believe free cash flow to be a useful liquidity measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free cash flow is not necessarily a representation of how we will use excess cash. Free cash flow is not a substitute for net cash provided by operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as free cash flow and management compensates for these limitations by referencing our GAAP results and using free cash flow supplementally. See our consolidated statements of cash flows in our consolidated financial statements included in our Annual Report on Form 10-K.
Net Deferrals
Net Deferrals represent the change in contract liabilities associated with the Unlimited Vacation Club membership contracts less the change in deferred cost assets associated with the contracts. The contract liabilities and deferred cost assets are recognized as revenue and expense, respectively, on our consolidated statements of income (loss) over the customer life, which ranges from 3 to 25 years. We believe Net Deferrals is useful to investors as it represents cash received that will be recognized as revenue in future periods.
Net Financed Contracts
Net Financed Contracts represent Unlimited Vacation Club contracts signed during the period for which an initial cash down payment has been received and the remaining balance is contractually due in monthly installments over an average term of less than 4 years. The Net Financed Contract balance is calculated as the unpaid portion of membership contracts reduced by expenses related to fulfilling the membership program contracts and further reduced by an allowance for future estimated uncollectible installments. Net Financed Contract balances are not reported on our consolidated balance sheets as our right to collect future installments is conditional on our ability to provide continuous access to member benefits at ALG resorts over the contract term, and the associated expenses to fulfill the membership contracts become liabilities of the Company only after the installments are collected. We believe Net Financed Contracts is useful to investors as it represents an estimate of future cash flows due in accordance with contracts signed in the current period. At December 31, 2023, the Net Financed Contract balance not recorded on our consolidated balance sheet was $253 million.

Net Package ADR
Net Package ADR represents net package revenues divided by the total number of rooms sold in a given period. Net package revenues generally include revenue derived from the sale of package revenue at all-inclusive resorts comprised of rooms revenue, food and beverage, and entertainment, net of compulsory tips paid to employees. Net Package ADR measures the average room price attained by a hotel, and Net Package ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. Net Package ADR is a commonly used performance measure in our industry, and we use Net Package ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.
Net Package RevPAR
Net Package RevPAR is the product of the Net Package ADR and the average daily occupancy percentage. Net Package RevPAR generally includes revenue derived from the sale of package revenue comprised of rooms revenue, food and beverage, and entertainment, net of compulsory tips paid to employees. Our management uses Net Package RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. Net Package RevPAR is a commonly used performance measure in our industry.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.
Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.